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EXHIBIT 24(e)

POWER OF ATTORNEY

        The undersigned hereby authorizes and appoints John R. Gailey III as his attorney-in-fact to sign on his behalf and in his capacity as a director of West Pharmaceutical Services, Inc. (the "Company"), and to file, the Registration Statement on Form S-3 for the registration of up to 128,547 shares of the Company's Common Stock, par value $.25 per share, to be sold by former shareholders of Medimop Medical Projects Ltd. and its affiliated company, and all amendments, exhibits and supplements thereto.

Date: August 16, 2005	/s/ JOHN P. NEAFSEY John P. Neafsey

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  EXHIBIT 24(e)